Exhibit 99.1

Maryland American Water Granted New Rates by Maryland Public Service Commission
Increase Supports $22 Million in Completed Infrastructure Investments;
First Rate Adjustment Since 2019

Bel Air, Md. (March 2, 2026) –The Maryland Public Service Commission (PSC) has approved a settlement for new water rates for Maryland American Water. The approved rates represent a total annualized revenue increase of approximately $2 million.

The company’s rate request was filed on August 1, 2025, and supports approximately $22 million in completed capital and infrastructure investments in treatment system and distribution improvements since its last approved rate request in 2019.

“We are committed to making the necessary investments to continue the high-quality service our customers expect and deserve and ensure compliance with state and federal regulations,” said Laura Runkle, President, Maryland American Water. “Our capital planning approach to consistent and efficient investment helps improve water service reliability for the 24,000 people we serve.”

The new rates will be implemented over two years. Effective February 26, 2026, residential customers in the Town of Bel Air using 4,000 gallons per month will see their average bill increase by approximately $10 per month. On January 1, 2027, their bill will increase by another $10 per month. In the Severn District, residential customers previously billed a quarterly flat fee will transition to a monthly flat fee, which will increase by approximately $1.50 per month effective February 26, 2026. This is the first rate adjustment since 2019.

Maryland American Water also supports various important customer affordability programs by providing customers with bill paying assistance programs, payment arrangements and budget billing options, all available on the customer MyWater portal at marylandamwater.com. Income-eligible customers may also apply for assistance through the company’s H2O Help to Others program, administered by Dollar Energy Fund. More information can be found at marylandamwater.com under “Customer Service & Billing” and “Customer Assistance Programs.”

Customers will receive information about the new rates in their next Maryland American Water bill. Information will also be available on the company’s website at www.marylandamwater.com under Customer Service & Billing, your Water Rates.

About American Water

American Water (NYSE: AWK) is the largest regulated water and wastewater utility company in the United States. With a history dating back to 1886, We Keep Life Flowing® by providing safe, clean, reliable and affordable drinking water and wastewater services to approximately 14 million people with regulated operations in 14 states and on 18 military installations. American Water’s approximately 7,000 talented professionals leverage their significant expertise and the company’s national size and scale to achieve excellent outcomes for the benefit of customers, employees, investors and other stakeholders.

For more information, visit amwater.com and join American Water on LinkedIn, Facebook, X and Instagram.

About Maryland American Water
Maryland American Water, a subsidiary of American Water, is the largest regulated water utility in the state, providing safe, clean, reliable and affordable water services to approximately 24,000 people.

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Media Contact
Marybeth Leongini
Senior External Affairs Manager
marybeth.leongini@amwater.com
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